[Terex Letterhead]




                     NEWS RELEASE NEWS RELEASE NEWS RELEASE

For information contact: Kevin O'Reilly, Vice President Investor Relations (203) 222-5943

          TEREX ANNOUNCES ACQUISITION OF CONTROLLING INTEREST IN TATRA

     WESTPORT, CT, September 3, 2003 -- Terex Corporation (NYSE: TEX) today announced that it has acquired an additional 51% of the outstanding common shares of the Czech Republic company Tatra a.s., an internationally recognized manufacturer of on/off-road heavy-duty vehicles for commercial and military applications with 2002 revenues of approximately $138 million. The acquisition brings Terex's total ownership in Tatra to approximately 71%. Terex purchased the additional shares from SDC International, Inc.

     "We view Tatra as an integral part of our ongoing military strategy," commented Ronald M. DeFeo, Chairman and Chief Executive Officer of Terex. "We knew when we initially invested in Tatra as a minority shareholder that the company needed to be restructured. Tatra needed greater working capital funding in the near term than prior ownership was able to provide, which has led to our recent decision to acquire the additional equity. The acquisition announced today makes Terex the controlling shareholder of Tatra, which was a requirement for Terex providing Tatra with the additional working capital funding necessary to take the restructuring actions required. While the current Tatra Board of Directors and Supervisory Board will not change, Fil Filipov will become the Chairman of the Supervisory Board. Mr. Filipov will also continue as President of Terex Cranes."

     Mr. DeFeo continued, "In addition to the military opportunity, we also see Tatra as an excellent low cost engineering and fabrication resource, and as an entree to developing markets that many of our businesses can capitalize on. The consideration for the incremental shares consisted primarily of the forgiveness of debt (approximately $8.5 million) and the issuance of approximately 209,000 shares of Terex common stock. We anticipate that Tatra will be earnings neutral in 2003 and will add approximately $0.05 to earnings per share in 2004. As Tatra and Terex are each one-third owners in the American Truck Company LLC military and specialty truck joint venture, which recently was selected as the preferred bidder for 315 medium tactical trucks for the Ministry of Defense of Israel, Terex will now participate in two-thirds of this venture and will consolidate ATC's results with that of Terex for financial reporting purposes."

Safe Harbor Statement

     The above contains forward-looking information based on Terex's current expectations. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond Terex's control, include among others:
Terex's business is highly cyclical and weak general economic conditions may affect the sales of its products and its financial results; the sensitivity of construction, infrastructure and mining activity to interest rates and government spending; the ability to successfully integrate acquired businesses; the retention of key management personnel; Terex's businesses are very competitive and may be affected by pricing, product initiatives and other actions taken by competitors; the effects of changes in laws and regulations; Terex's business is international in nature and is subject to changes in exchange rates between currencies, as well as international politics; the ability of suppliers to timely supply Terex parts and components at competitive prices; the financial condition of suppliers and customers, and their continued access to capital; Terex's ability to timely manufacture and deliver products to customers; Terex's substantial amount of debt and its need to comply with restrictive covenants contained in Terex's debt agreements; compliance with applicable environmental laws and regulations; and other factors, risks, uncertainties more specifically set forth in Terex's public filings with the SEC. Actual events or the actual future results of Terex may differ materially from any forward looking statement due to those and other risks, uncertainties and significant factors. The forward-looking statements herein speak only as of the date of this release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this release to reflect any changes in Terex's expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

     Terex Corporation is a diversified global manufacturer based in Westport, Connecticut, with 2002 revenues of $2.8 billion. Terex is involved in a broad range of construction, infrastructure, recycling and mining-related capital equipment under the brand names of Advance, American, Amida, Atlas, Bartell, Bendini, Benford, Bid-Well, B.L. Pegson, Canica, Cedarapids, Cifali, CMI, Coleman Engineering, Comedil, CPV, Demag, Fermec, Finlay, Franna, Fuchs, Genie, Grayhound, Hi-Ranger, Italmacchine, Jaques, Johnson-Ross, Koehring, Lectra Haul, Load King, Lorain, Marklift, Matbro, Morrison, Muller, O&K, Payhauler, Peiner, Powerscreen, PPM, Re-Tech, RO, Royer, Schaeff, Simplicity, Square Shooter, Telelect, Terex, and Unit Rig. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.

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                                Terex Corporation
           500 Post Road East, Suite 320, Westport, Connecticut 06880
          Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com